[Savient Pharmaceuticals, Inc.]

Contact:

Mary Coleman

Savient Pharmaceuticals, Inc.

information@savient.com

(732) 418-9300

Carney Noensie

Burns McClellan

cnoensie@burnsmc.com

(212) 213-0006

Savient Announces the Election of William F. Owen, Jr., M.D.

and David Y. Norton to its Board of Directors

EAST BRUNSWICK, N.J. - (September 6, 2011) - Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today announced that William F. Owen, Jr., M.D. and David Y. Norton have been elected to the Company's Board of Directors, effective September 1, 2011.

"We believe that Bill and David bring unique and relevant experience to our board of directors that will complement and be immediately beneficial to our board and senior management team," said Stephen O. Jaeger, Chairman of the Board of Savient.

Dr. William F. Owen, Jr. currently serves as President of the University of Medicine & Dentistry of New Jersey, the nation's largest publicly funded health sciences university, which includes a state wide system of health sciences education, biomedical research and healthcare facilities. Previously, Dr. Owen held the position of Chancellor, Health Science Center and Vice President for Health Affairs at the University of Tennessee. Prior to his position with the University of Tennessee, he served as chief scientist for Baxter Healthcare Corporation's renal division while holding an adjunct appointment as professor of medicine at Duke University School of Medicine. His academic career includes 14 years of faculty experience with Harvard Medical School and Duke University while his clinical experience includes 12 years as a clinical and academic staff physician with Brigham and Women's Hospital in Boston. He was named a senior scholar at Duke's Fuqua School of Business in its health sector management program. Dr. Owen holds a bachelor's degree from Brown University and a Doctor of Medicine degree from Tufts University School of Medicine. He completed an internship and residency in medicine and a fellowship in nephrology at Brigham and Women's Hospital and a postdoctoral research fellowship in immunology at the Harvard Medical School. Dr. Owen currently serves on the boards of several academe, healthcare and civic organizations and was formerly a member of the Medicare Coverage Advisory Committee for the Center for Medicare & Medicaid Services.

David Y. Norton recently retired as Company Group Chairman, Global Pharmaceuticals for Johnson & Johnson where he was responsible for leading and developing the strategic growth agenda, including the strategy for licensing, acquisitions and divestments, and ensuring alignment with global strategic functions, research and development and the commercial organizations. Mr. Norton previously served as Johnson & Johnson's Company Group Chairman, Worldwide Commercial and Operations for the CNS, Internal Medicine and Virology franchise and had held the position of Company Group Chairman for the pharmaceutical businesses in Europe, Middle East, and Africa, as well as for North America and Canada. During his thirty-two year career at Johnson & Johnson, Mr. Norton has held a wide range of management positions of increasing responsibility in Europe, Australia, New Zealand and the United States. He began his career there as a product manager for Janssen Pharmaceutica in Australia and advanced to international product manager at Janssen's Belgium headquarters where he later served as managing director of Janssen Australia and New Zealand.  Mr. Norton is currently Chairman of the Board of Directors of the American Foundation for Suicide Prevention. He previously served as a member of the Board of Directors of the Pharmaceutical Research and Manufacturers of America (PhRMA) and was a Board member of the Alliance for Aging Research. Mr. Norton obtained his degree from the College of Distributive Trades, London.

"With David's extensive global commercial experience in the pharmaceutical and biotechnology industry coupled with Bill's distinguished background in nephrology, academic medicine, clinical healthcare, and scientific research, we believe their insight will prove invaluable as we continue to execute on our core strategies to launch KRYSTEXXA(R) successfully in the U.S. and to expand its clinical utility and geographic market opportunities going forward," said John H. Johnson, Chief Executive Officer and President of Savient.

ABOUT SAVIENT PHARMACEUTICALS, INC.Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXA(R) (pegloticase) for the treatment of chronic gout in adult patients refractory to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA and its uses from Duke University ("Duke") and Mountain View Pharmaceuticals, Inc. ("MVP"). Duke developed the recombinant uricase enzyme and MVP developed the PEGylation technology used in the manufacture of KRYSTEXXA. MVP and Duke have been granted U.S. and foreign patents disclosing and claiming the licensed technology and, in addition, Savient owns or co-owns U.S. and foreign patents and patent applications, which collectively form a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA. Savient also manufactures and supplies Oxandrin(R) (oxandrolone tablets, USP) CIII in the U.S. For more information, please visit the Company's website at www.savient.com.

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